Exhibit (99.1)

Media Contact:

Nicholas Rangel, Kodak, +1 585-615-0549, Nicholas.Rangel@kodak.com

For Immediate Release

Kodak announces John O’Grady as new President of Print Systems Division

Rochester, NY, April 9, 2018 – Today Eastman Kodak Company (NYSE: KODK) announced John O’Grady, current President of the Consumer and Film Division and former General Manager of World Wide Sales for Print Systems Division, will become President of the Print Systems Division effective April 24, 2018.

O’Grady will replace Brad Kruchten who is retiring after 36 years with Kodak. “Brad has been an important part of our company for many years, and I thank him for his tremendous commitment to Kodak and outstanding accomplishments,” said Jeff Clarke, CEO Kodak. “John O’Grady is very well positioned to lead the Print Systems Division. His industry experience is unparalleled.”

Commenting on his new role O’Grady said, “It’s difficult to follow a leader like Brad Kruchten, but he’s built an all-star team and I look forward to working with them as we continue to deliver world-class commercial printing solutions.  With new products in our portfolio like our SONORA X plates and the NEXFINITY electrophotographic press, we are poised to thrive globally.”

Kruchten added “Throughout my career at Kodak, I’ve had the pleasure of working with scores of fantastic, talented people. We’ve accomplished so much together, and I wish my Kodak family the very best moving forward.”

Clarke will lead the Consumer and Film Division on an interim basis until a successor is appointed, working closely with O’Grady during the transition.

About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, electronic displays, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @KodakPrint, or like us on Facebook at Kodak.

KODAK, SONORA and NEXFINITY are trademarks of Eastman Kodak Company.